Responses to N-SAR for 9/30 Funds for the period ending
September 30, 2015

Income Funds


Exhibit 99.77I

Terms of new or amended securities

The Board of Trustees of the First Investors Income Funds approved the creation of a new series of the Income Funds, designated as First Investors Balanced Income Fund (the "Fund"). A description of the Fund's shares is contained in the Fund's Prospectus and Statement of Additional Information dated October 1, 2015, which was filed with the Securities and Exchange Commission via EDGAR in the Income Funds' registration statement filing pursuant to Rule 485(b) on September 24, 2015 (Accession No. 0000898432-15-001179).